Filed pursuant to Rule 433

Registration No. 333-157177

Issuer Free Writing Prospectus dated March 9, 2011

Relating to Preliminary Prospectus Supplement dated March 9, 2011

Pricing Term Sheet for 1.625% Senior Notes due 2014

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Ratings:	A1/A+
Security Type:	SEC Registered
Size:	$2,000,000,000
Maturity:	March 14, 2014
Coupon:	1.625%
Price:	99.881%
Benchmark Treasury:	1.250% due February 15, 2014
Yield:	1.666%
Spread:	+ 50 bps
Treasury Security Yield:	1.166%
Denominations:	$2,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	17275RAJ1 / US17275RAJ14
Trade Date:	March 9, 2011
Pay Dates:	March 14 and September 14, commencing on September 14, 2011

Make-Whole:	T+ 10 bps
Settlement:	March 16, 2011
Bookrunners:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

RBS Securities Inc.

Standard Chartered Bank

UBS Securities LLC

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by (i) calling Goldman, Sachs & Co. toll-free 1-866-471-2526, (ii) calling J.P. Morgan Securities LLC collect at (212) 834-4533, (iii) calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322, (iv) Citigroup Global Markets Inc. toll-free 1-877-858-5407, (v) Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, (vi) Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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